EXHIBIT 99.2

Voicenet Acquisition Closing
Conference Call Script
Tuesday, December 3, 2013
8:30 am ET

OPERATOR: Good day, ladies and gentlemen, and thank you for standing by. Welcome to the 8x8 conference call. At this time, all participants are in a listen-only mode. Later, we'll conduct a question-and-answer session and instructions will be given at that time. As a reminder, this conference is being recorded. I would now like to introduce our host for today, Ms. Joan Citelli, 8x8's Director of Corporate Communications. Please go ahead.

JOAN CITELLI: Thank you operator, and good morning everyone. Thank you for joining us, especially given the short notice of today's call. Today, I'm joined by 8x8 Chief Executive Officer, Vik Verma, and Chief Financial Officer, Dan Weirich. This call is being webcast, and an audio version of the call will be available on our website for one year. In addition, a telephonic replay of this call will be available until midnight December 9, 2013. The details for accessing the replay are included in the press release we issued yesterday afternoon, which is available on the Investors tab of 8x8's website, at www.8x8.com. We ask that during the question and answer session of today's conference call, questions be limited to those related to today's announcement and our Global Reach strategy.

Before I turn the call over to Vik, I would like to remind all participants that during this conference call any forward-looking statements are made pursuant to the Safe Harbor provision of the Private Securities Litigation Reform Act of 1995. Expressions of future goals including financial guidance and similar expressions including, without limitation, expressions using the terminology may, will, believe, expect, plans, anticipates, predicts, forecasts, and expressions which reflect something other than historical fact, are intended to identify forward-looking statements. These forward-looking statements involve a number of risks and uncertainties, including factors discussed in the risk factors sections our annual report on Form 10-K and our quarterly reports on Form 10-Q and in our other SEC filings and Company releases. Our actual results may differ materially from any forward-looking statements due to such risks and uncertainties. The Company undertakes no obligation to revise or update any forward-looking statements in order to reflect events or circumstances that may arise after this conference call, except as required by law. Thank you.

And with that, I will turn the call over to Vik Verma, 8x8's Chief Executive Officer.

Vik Verma: Thank you Joan. Good morning everyone and thank you for joining us. Yesterday, we announced the completion of our acquisition of Voicenet Solutions, one of the UK's leading providers of cloud business telephony and unified communications services, for $18.4 million in cash. This acquisition represents a significant milestone in the execution of our Global Reach initiative as it provides us with an established, fully operational footprint from which we can broaden our mid-market and distributed enterprise customer base within the UK and in Europe. According to a recent Wainhouse Research market forecast, the European UCaaS market is expected to experience a 36% compound annual growth rate over the next 5 years, reaching $1.5 billion by 2017.

As we have previously stated, expanding our operations and customer base beyond North American boundaries to serve existing and new customers is one of our key strategic corporate initiatives. We have also indicated that we are committed to profitable growth and anticipate, even with acquisitions such as this, we will maintain non-GAAP net income as a percentage of revenue in the high single digit range for the foreseeable future. Longer term, we expect Voicenet to deliver results consistent with 8x8's traditional metrics but with more of a focus on the mid-market segment.

Since its establishment in 2004, Voicenet has done well in the UK market with double-digit revenue growth rates and revenue of approximately $4.7 million for the six-month period ended September 30, 2013. Voicenet's growth in the communications industry was recognized in 2012 by Deloitte, which awarded it a spot on the 2011 Deloitte Fast 500 Technology EMEA list.

I'm pleased to announce that Voicenet CEO Kevin Scott-Cowell, an accomplished telecom executive with over 25 years experience in the industry, will continue to lead the UK team of 44 employees as part of the 8x8 organization. Voicenet Solutions currently serves more than 1,000 business customers with communications services that include hosted VoIP with mobile apps, hosted contact center and service add-ons such as call recording. Voicenet's customers on average are approximately double the size of 8x8's average customer and are generating higher monthly recurring revenue.

The current Voicenet solution is based on an earlier version of the Broadsoft platform. Starting in early 2014, we will be providing service to new UK customers on the 8x8 technology platform, which we recently installed in London as part of our previously stated Global Reach corporate initiative. Over time, we will also migrate Voicenet's existing business customers over to the 8x8 platform and we look forward to offering these businesses our complete suite of unified communications and collaboration services in the cloud.

In addition to adding new customers and migrating its existing customer base, Voicenet will also become 8x8's base of operations for the European region, responsible for supporting 8x8's customers throughout Europe. As we expand beyond the UK, 8x8 will deploy local dial plans so that our European customers can use the platform with no change in user behavior. As is the case with our North American service platform, our European platform will utilize 8x8's geo-routing technology to dynamically route 8x8 services to the 8x8 data center closest to the user's location. We believe this localized support, dial plans, language and time zone assistance will result in greater customer satisfaction and we look forward to leading the way in the European region in much the same way as we have in North America.

With that, I'll now turn the call over to 8x8 Chief Financial Officer Dan Weirich.

DAN WEIRICH: Thank you Vik.

We are excited to add this new operation to 8x8's business and we will be using our traditional management methodologies to assist them in marketing, sales and financial controls. The key areas of focus will be improvement in gross margin, boosting marketing and generating more granular metrics in line with 8x8's business practice. We believe we can improve Voicenet's gross margins, which are currently approximately 40%, to margins more consistent with 8x8 by installing 8x8's platform and eliminating the resale of nonessential services such as broadband connectivity, which are inherently very low margin, and by changing the way the sales process and product offers are conducted. For example, Voicenet has traditionally used third party financial organizations to provide lease financing for IP phones and other hardware sold, primarily to optimize cash flow for the company. We will no longer use these types of financing arrangements going forward and will fund the sale of products from 8x8's growing balance sheet. Voicenet's lower gross margins will reduce the combined company's gross margin between 200 and 300 basis points beginning in the fourth quarter of fiscal 2014. We expect it will take 18 to 24 months to increase Voicenet's gross margins to be consistent with 8x8's gross margins.

On the marketing front, we have already been generating leads in the UK market which we were previously unable to address with a local sales presence. These leads and additional lead generation specific to the UK and European market will now be funneled directly to Voicenet's experienced sales team, and we expect UK revenue to grow at least the same rate of growth as 8x8. We expect these changes to be consistent with 8x8's normal SG&A percentages range. We are also adding additional financial resources at Voicenet in order to bring their systems and procedures in line with those of a U.S. publicly listed company and we are confident we will quickly make this acquisition a success. I will provide additional metrics on the financial trends and performance of the combined company on our third quarter conference call in late January.

Before we move on to a brief question and answer session, let me just mention that during this call we will not be commenting on the current quarter or discussing our financials or forward outlook. With that, we will be happy to take any questions.

Operator, please open the lines.

Question-and-Answer Session

Operator:

Ladies and gentlemen, to ask a question, please press star then one on your touchtone telephone. If your question has been answered and you wish to remove yourself from the queue, you may press the pound key.

Our first question comes from Amir Rozwodowski with Barclays. Your line is open.

Amir Rozwodowski:

Thank you very much, and good morning, folks.

Vik Verma:

Hello, Amir, how are you?

Amir Rozwodowski:

I'm well, well. Just wanted to touch base a little bit more in terms of the growth prospects that you see for Voicenet. It seems as though right now you do have some lead generation, and the opportunity set seems to be expecting growth in line with your Company or corporate average at the moment.

I was just wondering if you could give us some color as to, is that growth coming from new business in the European Markets, or are you expecting this to help drive incremental business with some of your larger customer base that perhaps has much more of an international presence?

Vik Verma:

Actually, from both. So I think, Amir, as we have talked before, our global reach strategy has two parts. One is to put infrastructure all over the world, so in essence we can provide our U.S.-based customers that have a global presence the ability to expand globally leveraging our systems.

And then on top of that, once you put infrastructure globally, the ability to have a local sales force and a local support team and essentially a local presence allows you to go after local customers and basically provide them the same thing in reverse. That if they have offices in Europe but they also want to do business in North America or Asia, we basically have the ability to provide that for the local sales force. So it will be a combination of both.

The initial global reach infrastructure that we put up in the U.K. was driven by the needs of our U.S. customers. What we've found very interesting about Voicenet is we could basically leverage that infrastructure we had put in to service our international of the needs of our U.S. customers internationally to also provide local capability to Voicenet's customers. And so in essence, you've got a fully functioning Company, a fully functioning support team, a fully functioning sales force, which will basically have the ability to grow the market in the U.K. as well.

Amir Rozwodowski:

That's very helpful, Vik. If I may, one follow-up. In thinking about now where your footprint stands on a global basis, are there other areas geographic regions where we should think about potentially you folks adding additional resources in order to continue the strategy for a build out of global footprint?

Vik Verma:

Yes, Amir. As I think we've talked about previously, we plan by end of this year to have a data center or an infrastructure in Asia. And probably in the first part, first quarter of next year, we will have one in Latin America.

It's consistent with what we're trying to do. But the business we are in is a global business. And I think what makes us different is the fact that we will have a global footprint.

And I think as you can see, the way we are doing it, it's very hard to go out and sell globally without having feet on the street that are local. And I think that's in essence what we are doing with Voicenet, we'll initially put infrastructure in Asia and Latin America. And then who knows, over time, we may look into potentially adding people there as well.

Amir Rozwodowski:

Great. Thank you very much for the incremental color.

Vik Verma:

Thanks, Amir.

Operator:

Our next question comes from George Sutton with Craig Hallum. Your line is open.

George Sutton:

Thank you. I just wanted to see if you could give us a sense of how much of the revenues were broadband connectivity and how do you work out of that part of the business? How long does it take you to work out of that part of the business?

Dan Weirich:

Hello, George, it's Dan. Broadband represents 10 percent of the Company's revenue. It's something that in all future sales we'll not be providing broadband connectivity, and we'll be looking to partnerships for that.

On the existing customers that we're providing broadband to, we'll continue to provide that. But just on future sales it will not occur. And over time, as the business grows, the growth rates here are quite healthy. So it will become a lower and lower percentage of legacy Voicenet revenue than it is today.

George Sutton:

Got you. And, Vik, you mentioned the Wainhouse 36 percent compounded growth rate over the next five years. Can you just talk about Voicenet relative to that macro expectation?

Vik Verma:

Sure. Keep in mind, Voicenet is in the U.K. market, which is they've not really penetrated Europe in any meaningful way. But we expect with our balance sheet behind them that we can do that in a much more substantial way.

So, they have been growing actually in the teens, but this has been a way under capitalized Company. Actually, which is why we were so pleased to find them. It's a strong group of individuals that have basically been bootstrapping their operations for a long period of time. And despite that, they've been able to grow in the low teens.

And in the market, you can kind of see both in Europe and U.K. is starting to pop. So all of these various researches are forward-looking, where they are basically predicting significant increase in the overall market adoption of this technology.

My guess is both Europe and U.K. are essentially about three years behind the U.S. market. So basically, the same kind of growth that companies of our type experience over the last three years in the U.S., I think you're going to see something very comparable to that in U.K. and Europe.

George Sutton:

Perfect, OK. Thanks, guys.

Dan Weirich:

Thanks, George.

Operator:

Our next question comes from Kash Rangan with Merrill Lynch. Your line is open.

Kash Rangan:

Hello, that would be Kash Rangan with Merrill Lynch. Thank you very much for taking my question. For you, with respect to accelerating your plans to generate growth in Europe, what specifically can you offer us by way of extending your balance sheet that 8x8 can do to accelerate the Voicenet business in Europe?

And on the financials, Dan, question for you. When you had guided after your previous quarter results, you must have had some knowledge of potential and pending deals. So, does your forward-looking guidance or did your forward-looking guidance at that point in time already incorporate any potential dilution from this transaction, or should we be adjusting our models incrementally based on the transaction announced today? Thank you very much.

Vik Verma:

So, Kash, I think going back, these guys have been basically - I think their marketing budget was £50,000 a year. Their lead generation is pretty much non-existent. And, as I said, despite that, they've been able to grow the Company in the teens.

So infrastructure, if you were to look at some of the computers out here, they're a little on the older side. But again, very talented team, and you can kind of see from their customer base they have done a phenomenal job of servicing their customers.

Their customers are satisfied. They have an extreme amount of knowledge and credibility (inaudible) in our view one of the very few pure plays in this particular space in the U.K. So we obviously bring a lot of expertise to the table.

We also have the ability now that they can move on to our infrastructure that we've already invested in in Europe. And plus, we've got some level of expertise both on marketing, and selling, and processes, and customer support, and more automation of systems, et cetera. That they will be able to leverage as we think we'll really free them up to go forward. So that's essentially the genesis behind this strategy.

Dan Weirich:

A little bit more is that they, the Voicenet team, has been making money on the hardware. And so we're going to put in some of our procedures of or they're breaking even or losing a little bit of money on the hardware to kind of stimulate customers to move off premise devices on to cloud products. And so that's what our balance sheet enables us to do.

On your guidance question, it's an excellent question. So when we did initiate this guidance in our October call, we did know that this transaction was imminent. And so we're expecting that, and factored that into the high single digits.

So I received a lot of questions following that guidance as to like how do you get to the high single digits, because you've been consistently in kind of the low teens percentage. And this is one of the reasons why we're in the kind of high single digit figures. We have been aggressively ramping up our investment into research and development, as well as sales and marketing, and specifically in our product groups, which is also bringing our profits down.

But in regards to the future models and adjustments, we define high single digits as a percentage of revenue as between somewhere between 6 percent and 9 percent. And Voicenet is effectively breakeven. So when you're layering on in the range of just under $10 million a year in revenue at breakeven, it would just naturally bring the percentage down.

But, I just want to reiterate that the expectations if anyone has those of double digit non-GAAP net income as a percentage of revenue figures, it's an unrealistic expectation. And that we'll be reporting for the foreseeable future high single digit non-GAAP net income as a percentage of revenue defined as between 6 percent and 9 percent.

Kash Rangan:

Got it. Thank you very much.

Dan Weirich:

Thanks, Kash.

Operator:

Our next question comes from Raghavan Sarathy with Dougherty & Company. Your line is open.

Raghavan Sarathy:

Yes, hello. Good morning, thanks for taking my questions. First, I'm trying to get some sense for the revenue mix. I'm wondering if Voicenet is also reselling phones like you do here in the U.S.? And if so, what is the mix between product and services?

Dan Weirich:

So, they have been reselling phones. The representation of products is between 15 percent and 17 percent of revenue, so it's just under double the percentage of revenue of 8x8. It's like that for two reasons.

One is, as I noted on the previous question, Voicenet has been making a profit on the resale of the phones. And so it just - they're charging just a little bit more than 8x8 has historically been charging on phones. And two, the Company is much smaller and much lower level. And so the new sales represent a much greater percentage across the entire base.

And so the split out is roughly 15 percent to 17 percent is product sales, and the remaining 83 percent to 85 percent of service revenue is comprised of effectively 73 percent to 75 percent is the hosted voice-over-IP solutions, and the remaining 10 percent is the resale of broadband services.

Raghavan Sarathy:

OK. And then my second question is, I think Vik mentioned that the customer base is roughly twice the size of 8x8. Can you talk about the ARPU of Voicenet, and also the pricing environment in the U.K. and how does it compare to U.S.?

Dan Weirich:

Yes. So on the ARPU side, the average customer is paying approximately $600 a month. If you extract the broadband component out there, you get to in the neighborhood of $540 or so in ARPU, which is where we get to the roughly double the size.

From a seat count basis, the seats are roughly two-thirds greater than 8x8's. So it implies pricing in the U.K. is a little bit higher than the United States, and it's in a market that's penetrated extremely low levels, probably in the 5 percent or so level. And it's just kind of at the early stages of growth in adoption.

Raghavan Sarathy:

OK. And then, one final question. In terms of - I know you just gave us some guidance around what your expectations for this year on this acquisition. Is it reasonable to assume some sort of an annualized run rate at least as a baseline for the full year? And from a non-GAAP net income perspective, high single digits, or are you going to be making some investments in this business as we look out to the full year?

Dan Weirich:

OK, two parts. So the Voicenet business generated $4.7 million in revenue in the six months ended September 30, 2013. It's very convenient for us as Voicenet's fiscal year ended identical to 8x8's, which is March 31. And of that 4.7 million, roughly $200,000 of that is deferred revenue, which due to acquisition accounting will be fair valued and reduced.

So in an absolute worse case, the business is doing $4.5 million in future reportable revenue and for the six-month period. And so it's been growing, as Vik noted, in the teens percentage. And we expect that over the next year or so to get it up to at a minimum 8x8's growth levels. And so I think that that should give you enough figures on the Voicenet component of the revenue.

On the non-GAAP net income side, that is for the Company wide figures of the entire combined companies including Voicenet and 8x8, and that's what we've been guiding to in the high single digit figures. For Voicenet itself, the businesses roughly breakeven today. And when I say roughly breakeven, there's some months that the business makes money and some months that the business does not make money. But for all intensive purposes, think of it as breakeven.

We'll be making additional investments into the business, and there will be points that will probably go negative for a period of time. But we see a lot of low hanging fruit on improvements in gross margin that it's running at a significantly lower gross margin than 8x8's business, and so we're putting our platform in place. And we'll not have third party licensing fees and things of that sort on a go-forward basis that should result in margin expansion, which effectively will offset the additional SG&A investment.

Raghavan Sarathy:

OK, great. Thank you.

Dan Weirich:

Thanks, Rag.

Operator:

Our next question comes from Greg Burns with Sidoti & Company. Your line is open.

Greg Burns:

Good morning. Just a question generally about the global reach initiative, and I understand you are defining the business as a global business. But the domestic market is still well under penetrated, so a lot of room for growth domestically. So I was just wondering how you're looking at balancing the investments internationally and domestically, and whether you think the bandwidth or the handled that without leaving out - (inaudible).

Vik Verma:

Yes, no, actually I think as we've talked before, I think the issue has been that as we go more and more up into the mid markets and the distributed enterprise, mid market distributed enterprises are inherently, not always but generally global. So they typically have an office in Singapore. They have a call center in Philippines. They may have a manufacturing facility in someplace in Asia.

And so what we're finding is those are the guys that are pushing us more and more. Because they will come to us and say hey wait a minute, we need the connectivity, four digit connectivity with all our offices all over the world and what do you mean you can't provide them for us?

And as you know with our system, initially if you were in the U.K. or Asia, basically the signal was being routed to one of our data centers in the U.S., and then being routed back. And so, we were being pushed to go global just by the fact that we are much more going into the mid market and distributed enterprise and that we view as our sweet spot.

But then once you are there, once you're putting infrastructure up globally, it is pretty logical that you go out and then figure out somebody that can get dual use out of that infrastructure. Not just using it for the U.S. customer that basically want an international presence, but also for using it for local customers who want either local or an international presence.

And so in essence, that's how we've been going about it. So I think in - with regard to our U.S. market as well as our international market, I think we are in a phase where we have to walk and chew gum at the same time. I don't think we can just, unless you're willing to just focus purely on the five line type customers, you can't stay in the U.S.

I think the moment you get to 25, 30, 40, 50 lines, you starting to see more and more of a need to go international. And so when you're going international and you're putting infrastructure up, it absolutely makes sense to leverage it. But again, my general philosophy is try and find an operating company which is well run, which is frugal, which has good solid genes, expertise, et cetera that has been capable of having our platform grafted on to it, so we can get dual use out of our platform and then go from there.

Greg Burns:

Thank you.

Operator:

Our next question comes from Mike Latimore with Northland Capital. Your line is open.

Mike Latimore:

Great, thanks. Do you guys have a sense of where Voicenet ranks in the U.K. in terms of size? Is it top 5, a top 10 vendor?

Dan Weirich:

Hello, Mike. It's Dan. So if you look at the hosted PBX market in the U.K., it's a top five vendor. The market is very - it's extremely fragmented. And if you look at 8x8 and some folks on the hosted PBX side in the U.S., that there's no one of like critical size of any definition in the U.K.

Mike Latimore:

Do you see the market playing out similar to the U.S., or will there be more receptivity to the - among the mid market type of enterprises in the U.K. as the market develops here?

Vik Verma:

Actually you know what is interesting is that the receptivity of the mid market is actually comparable, even though I would say the whole VoIP market here is three years or so behind the U.S. The faster adoption seems to be happening by the mid market out here.

I think as you can see from some of the customers we cited, the larger guys are going to VoIP faster out here than even what we saw in the U.S. Which is, by the way, one of the attractions of Voicenet for us. Because I think in essence, we saw them more as a mid market play because they are capable of doing these large mid market implementations, and they've been able to do it with the existing team that they have in place.

Mike Latimore:

Great. And then just last on the reporting standpoint, are you going to segment this out a little bit in the next quarter or two, or will it be blended in from a metrics standpoint or that sort of thing?

Dan Weirich:

We're going to blend it in with all of the rest of our business. There are some SEC requirements on geographical reporting that we'll be reporting from a revenue standpoint, but all of our metrics will be merged in. But we'll disclose like we did when we acquired Contactual two years and three months ago, their figures for that respective period.

Mike Latimore:

Great, thanks.

Operator:

Our next question comes from Raghavan Sarathy with Dougherty & Company. Your line is open.

Raghavan Sarathy:

Yes, thank you. Thanks for taking my follow-up. Quick question on the product portfolio. Vik, you mentioned that they are a hosted VoIP and also they have a contact center and some sort of a mobility solution. Are there certain modules or products that they offer that you don't offer, and vice versa?

Vik Verma:

No, I think we anticipate over time to basically migrate them to one common suite of products, which is all based on our 8x8 platform. So basically everything from VO, VCC, virtual meeting, virtual room, we'll be basically - they will be reselling essentially that or they will be basically bundling it and then providing that.

Their VCC part is essentially a resale of ours, so that's why we have had some knowledge of this Company and we've been tracking them for a while. And then their VO solution was on an old broad soft platform that we'll be migrating to an 8x8 platform.

Raghavan Sarathy:

OK, good. Thank you.

Operator:

And I'm showing no further questions. I will now turn the call back over to Vik Verma for closing remarks.

Vik Verma:

Thank you very much folks for attending today's call. We look forward to updating you on our quarterly earnings call next month. Again, thank you and signing off from U.K.

Operator:

Thank you, ladies and gentlemen. That does conclude today's conference. You may all disconnect, and have a wonderful day.